Exhibit 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

BHS HOLDINGS REGISTRATION STATEMENT DECLARED EFFECTIVE BY SEC

Spin-Off of Home Security Unit Expected on October 31

RICHMOND, Va. October 8, 2008 – The Brink’s Company (NYSE: BCO) (Brink’s), a global leader in security-related services, today announced that the Form 10 registration statement filed by its subsidiary, Brink’s Home Security Holdings, Inc. (BHS Holdings), has been declared effective by the Securities and Exchange Commission (SEC).  The Form 10 was filed in connection with the planned spin-off of The Brink’s Company’s home security unit and contains information regarding the spin-off, including certain agreements that will be entered into between Brink’s and BHS Holdings.  BHS Holdings will file periodic reports and other documents as required by the federal securities laws and regulations.
On September 12, 2008, Brink’s announced that its board of directors approved the distribution of all outstanding shares of common stock of BHS Holdings to Brink’s shareholders.  On October 31, 2008, the expected date of the distribution, Brink’s shareholders will receive one share of BHS Holdings common stock for each share of Brink’s common stock they own that was outstanding at the close of business on October 21, 2008, the record date with respect to the distribution.  BHS Holdings will trade on the New York Stock Exchange (NYSE) under the symbol “CFL.”
A copy of the Form 10 and other SEC filings related to the spin-off are available on the SEC's web site (www.sec.gov) and at the SEC's public reference room at 100 F Street NE, Room 1580, Washington, DC 20549.

About The Brink’s Company
The Brink's Company (NYSE: BCO) is a global leader in security-related services that operates two businesses: Brink's, Incorporated and Brink's Home Security, Inc.  Brink's, Incorporated is the world's premier provider of secure transportation and cash management services.  Brink's Home Security, Inc. is one of the largest and most successful security alarm monitoring companies in North America.  For more information, please visit the Brink's website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
This release contains both historical and forward-looking information about the anticipated spin-off of BHS Holdings.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Additional discussion of factors that could affect the future results of Brink’s is contained in the periodic filings of Brink’s with the SEC and the Registration Statement on Form 10 filed by BHS Holdings.  All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies.  The information included in this release is representative only as of the date of this release, and Brink’s undertakes no obligation to update any information contained in this release.